UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

908 Devices Inc.

(Exact name of the registrant as specified in its charter)

Delaware	001-39815
(State or other jurisdiction of incorporation or organization)	(Commission File Number)

645 Summer Street, Boston, MA	02210
(Address of principal executive offices)	(Zip Code)

Michael S. Turner
Chief Legal and Administrative Officer
(857) 254-1500

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1 for the fiscal year ended _______________.

SECTION 1 – CONFLICT MINERALS DISCLOSURE

Item 1.01	Conflict Minerals Disclosure and Report

This Form SD of 908 Devices Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1 to December 31, 2024.

A copy of the Company’s Conflict Minerals Report is filed as Exhibit 1.01 to this Form SD and is publicly available at https://ir.908devices.com/financials/sec-filings.

The content of any website referred to in this Form SD or in the attached Conflict Minerals Report is included for general information only and is not incorporated by reference in this Form SD or in the Conflict Mineral Report.

Item 1.02	Exhibit

A Conflict Minerals Report required by Item 1.01 covering the period January 1 to December 31, 2024 has been filed as Exhibit 1.01 to this Form SD.

SECTION 2 – RESOURCE EXTRACTION ISSUER DISCLOSURE

Item 2.01	Resource Extraction Issuer Disclosure

Not applicable

SECTION 3 – EXHIBITS

Item 3.01	Exhibits

Exhibit No.	Description
1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

908 DEVICES INC.

Date: May 28, 2025	By:	/s/ Michael S. Turner
Michael S. Turner
Chief Legal and Administrative Officer

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